EXHIBIT 10.3













                            STOCK PURCHASE AGREEMENT


                                     Among


                                MARK E. DANIELS,
                               ROBERT E. DANIELS,
                   MARK E. DANIELS IRREVOCABLE FAMILY TRUST,
                     R.E. DANIELS IRREVOCABLE FAMILY TRUST,


                      CONTAINER MANAGEMENT SERVICES, INC.


                                      and


                             RUSSELL-STANLEY CORP.



                                  dated as of

                                  July 1, 1997




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                                TABLE OF CONTENTS

                                                                            PAGE

                                    ARTICLE I

     PURCHASE AND SALE OF SHARES...............................................1

1.1 Transfer by Sellers of Shares..............................................1
1.2 Consideration..............................................................1
1.3 The Closing................................................................1
1.4 Contingent Consideration...................................................3
1.5 Further Assurances.........................................................3

                                   ARTICLE II

     REPRESENTATIONS AND WARRANTIES OF SELLERS.................................3

 2.1      Corporate Organization...............................................3
 2.2      Capitalization.......................................................4
 2.3      Ownership of Stock...................................................4
 2.4      Authorization, Etc...................................................4
 2.5      Financial Statements.................................................5
 2.6      No Undisclosed Liabilities...........................................5
 2.7      No Approvals or Conflicts............................................5
 2.8      Compliance with Law; Governmental Authorizations.....................6
 2.9      Litigation...........................................................6
 2.10     Assets...............................................................6
 2.11     Absence of Certain Changes...........................................7
 2.12     Taxes................................................................7
 2.13     Employee Benefits....................................................8
 2.14     Labor Relations......................................................9
 2.15     Patents, Trademarks, Trade Names, Etc...............................10
 2.16     Contracts...........................................................10
 2.17     Environmental Matters...............................................11
 2.18     Insurance...........................................................12
 2.19     Transactions with Affiliates........................................12
 2.20     Material Customers and Suppliers....................................12
 2.21     Real Property.......................................................12
 2.22     Investment Company Act Status.......................................13
 2.23     Product Liability...................................................13
 2.24     Books and Records...................................................13
 2.25     No Brokers' or Other Fees...........................................13

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                                                                            PAGE

                                   ARTICLE III

     REPRESENTATIONS AND WARRANTIES OF BUYER..................................13

3.1      Organization.........................................................13
3.2      Authorization Etc....................................................13
3.3      No Approvals or Conflicts............................................14
3.4      Financing............................................................14
3.5      No Brokers' or Other Fees............................................14

                                   ARTICLE IV

     CONDITIONS TO SELLERS' OBLIGATIONS.......................................14

4.1      Representations and Warranties.......................................14
4.2      Performance..........................................................15
4.3      Officer's Certificate................................................15
4.4      HSR Act..............................................................15
4.5      Injunctions..........................................................15
4.6      Consents.............................................................15
4.7      Employment/Noncompetition, Option and Stay-Pay Agreements............15
4.8      Equity Agreements....................................................15

                                    ARTICLE V

     CONDITIONS TO BUYER'S OBLIGATION.........................................15

5.1      Representations and Warranties.......................................15
5.2      Performance..........................................................16
5.3      Officer's Certificate................................................16
5.4      Resignation of Directors.............................................16
5.5      HSR Act..............................................................16
5.6      Injunctions..........................................................16
5.7      Consents.............................................................16
5.8      Affiliate Agreements.................................................16
5.9      Existing Indebtedness................................................16
5.10     Financing............................................................16
5.11     Employment/Noncompetition and Option Agreements......................17
5.12     Equity Agreements....................................................17
5.13     IRS Form.............................................................17



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                                                                            PAGE



                                   ARTICLE VI

     COVENANTS AND AGREEMENTS.................................................17

6.1      Conduct of Business by Company.......................................17
6.2      Access to Books and Records; Cooperation.............................18
6.3      Filings and Consents.................................................19
6.4      Tax Matters..........................................................19
6.5      WARN Act.............................................................25
6.6      No Negotiation.......................................................25
6.7      Covenant to Satisfy Conditions.......................................25

                                   ARTICLE VII

     TERMINATION..............................................................26

7.1      Termination..........................................................26
7.2      Procedure and Effect of Termination..................................26

                                  ARTICLE VIII

     INDEMNIFICATION..........................................................26

8.1      Indemnification......................................................26

                                   ARTICLE IX

     MISCELLANEOUS............................................................29

9.1      Fees and Expenses....................................................29
9.2      Governing Law........................................................29
9.3      Amendment............................................................29
9.4      No Assignment........................................................29
9.5      Waiver...............................................................29
9.6      Notices..............................................................30
9.7      Complete Agreement...................................................31
9.8      Counterparts.........................................................31
9.9      Publicity............................................................31
9.10     Headings.............................................................32
9.11     Severability.........................................................32
9.12     Third Parties........................................................32
9.13     CONSENT TO JURISDICTION AND SERVICE OF PROCESS.......................32
9.14     WAIVER OF JURY TRIAL.................................................33
9.15     Sellers' Representative..............................................33


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                            STOCK PURCHASE AGREEMENT

                    This Stock Purchase Agreement (this "AGREEMENT"), dated as of July 1, 1997, is entered into by and among Mark E. Daniels, Robert E. Daniels, Mark E. Daniels Irrevocable Family Trust and R.E. Daniels Irrevocable Family Trust (each such individual and trust is referred to herein as a "SELLER" and all such individuals and trusts are referred to herein collectively as the "SELLERS"), Container Management Services, Inc., a South Carolina corporation (the "COMPANY"), and Russell-Stanley Corp., a New Jersey corporation (the "BUYER").

                    WHEREAS, the Sellers collectively own, beneficially and of record, an aggregate of 90,000 shares (all such shares collectively, the "CLASS A SHARES") of Class A common stock, no par value (the "CLASS A COMMON STOCK"), and 10,000 shares (all such shares collectively, the "CLASS B SHARES"; together with the Class A Shares, the "SHARES") of Class B common stock, par value $1.00 per share (the "CLASS B COMMON STOCK"; together with the Class A Common Stock, the "COMMON STOCK"), of the Company, which constitute all of the issued and outstanding equity securities of the Company;

                    WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the Shares upon the terms and conditions set forth herein.

                    NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

                    1.1 TRANSFER BY SELLERS OF SHARES. On the Closing Date (as defined in Section 1.3) and subject to the terms and conditions set forth in this Agreement, the Sellers will sell, assign, transfer and deliver to the Buyer the Shares, free and clear of all options, pledges, mortgages, security interests, liens, restrictions on voting or transfer or other encumbrances of any nature ("ENCUMBRANCES"), other than the restrictions imposed by Federal and state securities laws.

                    1.2 CONSIDERATION. On the Closing Date and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment, transfer and delivery of the Shares, the Buyer will pay the consideration set forth in Section 1.3(b) hereof (the "PURCHASE PRICE").

                    1.3 THE CLOSING. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Article VII, subject to Articles IV and V, the closing (the "CLOSING") of the transactions contemplated by this Agreement shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, as soon as practicable following the satisfaction or waiver of all of the conditions set forth in Articles IV and V hereof (the "CLOSING DATE"), or at such other place and

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                                                                               2


                    time as may be agreed upon by the Sellers' Representative (as defined in Section 9.15) and the Buyer.

                    (a) DELIVERIES BY SELLERS. At or prior to the Closing, the Sellers shall deliver or cause to be delivered to the Buyer the following:

                    (i) certificates evidencing the Shares, which certificates shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of the Buyer, and otherwise in a form acceptable for transfer on the books of the Company;

                    (ii) resignations of directors of the Company as contemplated by Section 5.4 hereof; and

                    (iii) all other previously undelivered documents required by this Agreement to be delivered by the Sellers to the Buyer at or prior to the Closing Date in connection with the transactions contemplated hereby.

                    (b) DELIVERIES BY THE BUYER. At or prior to the Closing, the Buyer shall deliver or cause to be delivered to or for the benefit of the Sellers the following:

                    (i) to Carolina First Bank ("CFB"), an amount in cash equal to the principal amount of all indebtedness of the Company and the Sellers owed to CFB as of the Closing Date, all accrued and unpaid interest thereon through the Closing Date and all other obligations of the Company and the Sellers owed to CFB, by wire transfer of immediately available funds to an account designated by CFB in writing at least three business days prior to the Closing Date;

                    (ii) to each of William F. Dixon, Gerald McGee, Sam Moore and David L. Dixon (the "FORMER STOCKHOLDERS"), an amount in cash equal to the principal amount of all indebtedness of the Company and the Sellers owed to each such Former Stockholder as of the Closing Date, all accrued and unpaid interest thereon through the Closing Date and all other obligations of the Company and the Sellers owed to such Former Stockholder, by wire transfer of immediately available funds to an account designated by Leatherwood Walker Todd & Mann, P.C., as agent for Mark E. Daniels, in writing at least two business days prior to the Closing Date, which amounts shall be immediately sent by wire transfer by such agent to accounts designated by the Former Stockholders to such agent;

                    (iii) to the Sellers, an aggregate amount equal to $32,500,000 minus the total amount delivered pursuant to Sections 1.3(b)(i) and
(ii), by wire transfer of immediately available funds to the accounts designated by the Sellers in writing at least two business days prior to the Closing Date or, if no such account has been designated, by bank check, which amount shall be allocated among the Sellers and their respective designated accounts in accordance with Exhibit 1.3(b)(iii) hereto; and


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                                                                               3

                    (iv) all other previously undelivered documents required by this Agreement to be delivered by the Buyer to the Sellers at or prior to the Closing Date in connection with the transactions contemplated hereby.

                    (c) All instruments and documents executed and delivered to the Buyer pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to the Buyer. All instruments and documents executed and delivered to the Sellers pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to the Sellers.

                    1.4 CONTINGENT CONSIDERATION. As additional consideration for the Shares, the Company shall pay the Sellers (i) an aggregate amount equal to $1,000,000 if the net income of the Company for the fiscal year ended December 31, 1997 equals or exceeds $5,000,000 and (ii) an aggregate amount equal to $1,000,000 if the net income of the Company for the fiscal year ended December 31, 1998 equals or exceeds $8,000,000. For the purposes of this Section 1.4, "net income" shall mean the net income of the Company as reflected on the relevant unaudited year-end financial statements of the Company, which shall be prepared in accordance with generally accepted accounting principles in existence as of the Closing Date and prior to any purchase accounting adjustments consistently applied by the Company. Any amounts payable under this
Section 1.4 shall be paid within 10 business days after the date on which the relevant financial statements have become available by wire transfer of immediately available funds to the accounts designated by the Sellers in writing at least two business days prior to the relevant payment date or, if no such account has been designated, by bank check, and such amounts shall be allocated among the Sellers and their respective designated accounts in accordance with
Exhibit 1.3(b)(iii) hereto.

                    1.5 FURTHER ASSURANCES. After the Closing, each party hereto shall from time to time, at the request of the other party and without further cost or expense to such other party, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other party may reasonably request in order to more effectively consummate the transactions contemplated hereby and to vest in the Buyer good and valid title to the Shares.

                                     ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

                    The Sellers, jointly and severally, hereby represent and warrant to the Buyer as follows:

                    2.1 CORPORATE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina. The Company has full corporate power and authority to own its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to cause


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                                                                               4


either the Sellers or the Company to suffer a loss or pay a claim in excess of $50,000 (hereinafter referred to as a "MATERIAL ADVERSE EFFECT"). The Sellers have delivered to the Buyer complete and correct copies of the Certificate of Incorporation and all amendments thereto, the Bylaws as presently in effect and the minute books and stock transfer records of the Company. The Company does not own or have any option or right to acquire, directly or indirectly, any capital stock or other equity securities of, or have any direct or indirect equity or ownership interest or debt investment in, any corporation, association, partnership, joint venture or other business.

                    2.2 CAPITALIZATION. The authorized capital stock of the Company consists of 240,000 shares of Class A Common Stock and 10,000 shares of Class B Common Stock, of which 90,000 shares of Class A Common Stock and 10,000 shares of Class B Common Stock are issued and outstanding, and no other shares of any other class or series of capital stock of the Company or securities exercisable or convertible into or exchangeable for capital stock of the Company ("CAPITAL STOCK EQUIVALENTS") are authorized, issued or outstanding. Except as set forth in Section 2.2 of the Disclosure Schedule, there are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any shares, whether issued or unissued, of capital stock of the Company or Capital Stock Equivalents, including any rights of issuance, conversion or exchange under any outstanding securities or other instruments, other than restrictions imposed by Federal and state securities laws. All of the Shares are validly issued, outstanding and fully paid, nonassessable and free of preemptive rights. The Company does not have any outstanding debt securities or other indebtedness or guarantees, except as specifically disclosed in the Financial Statements (as defined in Section 2.5) (which, except for those debt securities and the other indebtedness or guarantees expressly set forth in Section 2.2 of the Disclosure Schedule, the Sellers shall cause to be fully repaid or cancelled at or prior to the Closing without the expenditure of any funds of the Company).

                    2.3 OWNERSHIP OF STOCK. Each Seller is the record and beneficial owner of the number of shares of Class A Common Stock and Class B Common Stock set forth opposite such Seller's name in Section 2.3 of the Disclosure Schedule. The Shares are owned free and clear of all Encumbrances, other than the restrictions imposed by Federal and state securities laws and the pledge securing the obligations referred to in Section 1.3(b)(i) (which the Sellers shall cause to be fully released at or prior to the Closing). Upon the consummation of the transactions contemplated hereby, the Buyer will acquire title to the Shares free and clear of all Encumbrances, other than the restrictions imposed by Federal and state securities laws and Encumbrances arising as a result of any action taken by the Buyer or any of its affiliates ("AFFILIATES") as defined in Rule 12b-2 of the regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

                    2.4 AUTHORIZATION, ETC. Each Seller has full power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed by each Seller and, assuming this Agreement constitutes the legal, valid and binding agreement of the other parties hereto, constitutes a legal, valid and binding agreement of each Seller, enforceable against such Seller in accordance with its terms, except that (i) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the


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remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                    2.5 FINANCIAL STATEMENTS. The Sellers have previously delivered to the Buyer the audited balance sheet of the Company as of December 31, 1996 and the related audited statements of income, stockholders' equity and cash flows for the fiscal year then ended, and the notes thereto (the "FINANCIAL STATEMENTS"). The Financial Statements present fairly the assets, liabilities, financial position, results of operations and cash flows of the Company as of the dates and for the period indicated, and have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied by the Company.

                    2.6 NO UNDISCLOSED LIABILITIES. Except as disclosed in
Section 2.6 of the Disclosure Schedule, the Company has no liabilities or obligations, whether accrued, absolute, contingent, matured or unmatured, that are required to be reflected, accrued or reserved for in an audited balance sheet of the Company or the notes thereto prepared in accordance with GAAP, other than (i) liabilities and obligations that are reflected, accrued or reserved for in the balance sheet included in the Financial Statements (the "1996 BALANCE SHEET"), (ii) liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date of the 1996 Balance Sheet and (iii) liabilities and obligations which in the aggregate would not have a Material Adverse Effect.

                    2.7 NO APPROVALS OR CONFLICTS. (a) Except as set forth in
Section 2.7(a) of the Disclosure Schedule, the execution, delivery and performance by the Sellers of this Agreement and the consummation by the Sellers of the transactions contemplated hereby will not (i) violate, conflict with or result in a breach by the Sellers or the Company of any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default by the Sellers or the Company (or an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company or on the Sellers' interest in the Shares under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which any of the Sellers, the Company or any of their respective properties may be bound, (iii) violate or result in a breach of any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to any of the Sellers, the Company or any of their respective properties or (iv) require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any governmental or regulatory authority, excluding from the foregoing clauses (ii) and (iii) above, such violations, conflicts and breaches which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                    (b) The following information has been and will be relied upon by Buyer in making its determination as to the notification and disclosure requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"): (i) the audited balance sheet of the Company at December 31, 1997 reflects that the total assets of the Company as of that date are $7,433,079; (ii) the internally prepared balance sheet of the Company at May


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                                                                               6


31, 1997, which is the last regularly prepared balance sheet of the Company, reflects that the total assets of the Company as of that date are $8,354,774.99;
(iii) the personal financial statement of Mark E. Daniels prepared for CFB dated December 19, 1995, which has heretofore been delivered to counsel for Buyer, is the last regularly prepared balance sheet of Mark E. Daniels and reflects that the total assets of Mark E. Daniels as of that date are $5,688,000 (including his ownership interest in the Company as of that date); and (iv) Mark E. Daniels does not own investment assets, other than his interest in the Company, with a value of in excess of $1,000,000.

                    2.8 COMPLIANCE WITH LAW; GOVERNMENTAL AUTHORIZATIONS. The Company is not in violation of any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the property or business of the Company. The Company has all material licenses, permits and other governmental authorizations reasonably necessary to conduct its business as currently conducted and such licenses, permits and authorizations are valid and in full force and effect.

                    2.9 LITIGATION. Except as set forth in Section 2.9 of the Disclosure Schedule, as of the date hereof, there are no suits, actions, proceedings or investigations pending or, to the best knowledge of the Sellers and the Senior Managers, threatened against the Company or the transactions contemplated by this Agreement before any arbitrator, court or governmental or regulatory authority or body, which, if decided unfavorably to the Company, would have a MATERIAL ADVERSE EFFECT. Except as set forth in Section 2.9 of the Disclosure Schedule, neither the Sellers nor the Senior Managers have received any notice that the Company or any of its assets is subject to any decree, order or judgment which would have a Material Adverse Effect. As used in this Agreement, "SENIOR MANAGERS" means George Todd, Ron Rakey, Pat Irwin, Earl Buzzell and Mark Daniels.

                    2.10 ASSETS. Except as set forth in Section 2.10 of the Disclosure Schedule, on December 31, 1996, the Company had and, except with respect to assets disposed of or acquired in the ordinary course of business and consistent with past practice since such date, the Company now has, good and valid title to, or holds by valid and existing lease or license, all the assets reflected as assets of the Company on the 1996 Balance Sheet or which would have been reflected on the 1996 Balance Sheet if acquired prior to such date, free and clear of all Encumbrances of any nature except for: (i) Encumbrances which secure indebtedness or obligations which are properly reflected on the 1996 Balance Sheet; (ii) liens for Taxes (as defined in Section 2.12) not yet payable or being contested in good faith; (iii) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; and (iv) such imperfections of title and Encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in Section 2.10 of the Disclosure Schedule, the Company owns, or has valid leasehold interests in, all material tangible assets necessary for the operation or conduct of the Company's business as currently conducted and all such assets are in reasonably good maintenance, operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of the Company's business.

                    2.11 ABSENCE OF CERTAIN CHANGES. Except as disclosed in
Section 2.11 of the Disclosure Schedule and as otherwise provided herein, since December 31, 1996, (i) the business


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                                                                               7


of the Company has been conducted only in the ordinary course and consistent with past practice in all material respects, (ii) there has not been any event or development prior to the date hereof which, if it had occurred or existed after the date hereof, would be a violation of Section 6.1(c); and (iii) there has not been any change, event or development which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

                    2.12 TAXES. (a) The Company has filed or caused to be filed all Tax Returns (including estimated Tax Returns) required to be filed by the Company. To the best knowledge of the Sellers and the Senior Managers, all Tax Returns are complete and accurate in all material respects. All Taxes required to be shown on such Tax Returns or otherwise due or payable and all additional assessments of any such Taxes received prior to the date hereof have been paid in full on the due date for payment thereof. The Company is not required to file any income or franchise tax returns in any jurisdiction other than the United States and the State of South Carolina. The amounts set up as accruals for Taxes on the Financial Statements are sufficient for the payment of all Taxes of the Company, whether or not disputed, for all periods ended on and prior to the respective dates thereof. In addition, the amounts set up as accruals for Taxes on the financial books of the Company on the date hereof are and will be sufficient for the payment of all Taxes of the Company, whether or not disputed, for all periods ended on and prior to the Closing Date. Except as disclosed in
Section 2.12 of the Disclosure Schedule, the United States federal, state and local income tax returns of the Company have been audited by the Internal Revenue Service or other Tax Authority or are closed and, to the best knowledge of the Sellers and the Senior Managers, there are no proceedings or claims relating thereto or any facts that could give rise to the reopening thereof. No deficiency in the payment of Taxes by the Company for any period has been asserted or, to the best knowledge of the Sellers and the Senior Managers, threatened against the Company or any Seller by any Tax Authority and remains unsettled as of the date of this Agreement. All Taxes required to be withheld, collected or deposited by the Company have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Tax Authorities. The Company does not owe any amount pursuant to any written or unwritten Tax sharing agreement or arrangement, or will have any liability after the date hereof in respect of any written or unwritten Tax sharing agreement or arrangement executed or agreed prior to the date hereof. There are no Tax liens on any of the assets of the Company, other than liens for current Taxes which are not yet due or payable. Except as set forth in Section 2.12 of the Disclosure Schedule, neither the Sellers nor the Company have made any agreement, waiver or other arrangement providing for an extension of time with respect to the assessment or collection of any Tax against the Company. The Company is, and has been at all times, an "S corporation" within the meaning of
Section 1361(a) of the Internal Revenue Code of 1986, as amended (the "CODE"). A valid election under Section 1362 of the Code has been in effect with respect to the Company at all times since its incorporation. A valid S corporation or similar election has been in effect with respect to the Company at all times in the State of South Carolina and the State of New Jersey. Each Seller has filed in a timely fashion with the Internal Revenue Service a consent to such S corporation election with respect to the Company. The Company has not been, and will not be, subject to Tax under Section 1374 or Section 1375 of the Code for any taxable year ending on or prior to the Closing Date. Neither the Company nor the Sellers has filed a consent with the Internal Revenue Service pursuant to
Section 341(f) of the Code or with any other Tax Authority to any similar effect or made an election under Section 338 of the Code other than as provided for in the terms of this Agreement.


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                                                                               8



                    (b) For purposes of this Agreement, the term "Tax" or "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign Tax Authority, including, but not limited to, income, service, leasing, occupation, excise, property, sales and use, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

                    (c) For purposes of this Agreement, the term "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Tax Authority with respect to Taxes.

                    (d) For purposes of this Agreement, the term "Tax Authority" shall mean the Internal Revenue Service and any similar state, local or foreign authority having jurisdiction over Taxes.

                    2.13 EMPLOYEE BENEFITS. (a) Section 2.13 of the Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of the Company has any present or future right to benefits or under which the Company has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "COMPANY PLANS".

                    (b) With respect to each Company Plan, the Sellers have delivered to the Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company to its employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three most recent years
(A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information.

                    (c) None of the Company Plans is an "employee benefit plan" (within the meaning of section 3(3) of the ERISA).

                    (d) (i) Each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; and (ii) no event has occurred and no condition exists that would subject the Company either directly or by reason of its affiliation with any member of its "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, lien or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations.

                    (e) With respect to any multiemployer plan (within the meaning of ERISA section 4001(a)(3)) to which the Company or any member of its Controlled Group has any liability or contributes (or has at any time contributed or had an obligation to contribute): (i) none of the Company or any member of its Controlled Group has incurred any withdrawal liability under Title IV of ERISA or would be subject to such liability if, as of the Closing Date, the Company or any member of its Controlled Group were to engage in a complete withdrawal (as defined in ERISA section 4203) or partial withdrawal (as defined in ERISA section 4205) from any such multiemployer plan; and (ii) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in ERISA sections 4241 and 4245, respectively).

                    (f) With respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, and (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims.

                    (g) Except as set forth in Section 2.13 of the Disclosure Schedule, no Company Plan exists that could result in the payment to any present or former employee of the Company of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

                    2.14 LABOR RELATIONS. Except as set forth in Section 2.14 of the Disclosure Schedule, (i) the Company is not a party to any collective bargaining agreement applicable to employees of the Company, nor is any such contract or agreement presently being negotiated; (ii) the Company is not a party to any employment agreement or consulting agreement with any person or entity obligating the Company to make payments in excess of $50,000 per year, nor is any such contract or agreement presently being negotiated; (iii) there is no unfair labor practice charge or complaint pending or, to the best knowledge of the Sellers and the Senior Managers, threatened against or otherwise affecting the Company which, if adversely determined, would reasonably be likely to result in a liability having a Material Adverse Effect; (iv) there is no labor strike, slowdown, work stoppage, or lockout in effect, or, to the best knowledge of the Sellers and the Senior Managers, threatened against or otherwise affecting the Company, and the Company has not experienced any such labor controversy within the past three years; (v) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any governmental authority relating to employees or employment practices; (vi) the Company will not have any material liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of the transactions contemplated hereunder; and (vii) the Company is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN ACT"), and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise. To the best knowledge of the Sellers and the Senior Managers, there is no effort to organize employees of the Company which is pending or threatened.

                    2.15 PATENTS, TRADEMARKS, TRADE NAMES, ETC. Section 2.15 of the Disclosure Schedule contains a true and complete list of all patents, trademarks, trade names, copyrights and pending applications therefor (collectively, the "INTELLECTUAL PROPERTY") used or owned by the Company and a list of all licenses and other agreements (collectively, the "LICENSE AGREEMENTS") relating thereto. Except as set forth in Section 2.15 of the Disclosure Schedule, (i) the consummation of the transactions contemplated by this Agreement will not materially impair any right to use the Intellectual Property or the License Agreements, (ii) all Intellectual Property and Licensing Agreements are valid, in good standing and free and clear of liens or other security interests, and (iii) the Company has not received written or, to the best knowledge of the Sellers and the Senior Managers, oral, notice of any claims by any person to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such License Agreement.

                    2.16 CONTRACTS. The contracts and agreements listed in
Section 2.16 of the Disclosure Schedule constitute each contract, instrument, lease, deed or agreement which is material to the business or operations of the Company (the "CONTRACTS"). Complete copies (or, if oral, written summaries) of each Contract have been made available to the Buyer, including all of the following Contracts: (i) any indenture, note, mortgage, installment obligation, or other instrument for or relating to any borrowing of money; (ii) any guaranty of any obligation; (iii) any agreement, contract, commitment or arrangement containing any covenant limiting the ability of the Company to engage in any line of business or to compete with any business or person; (iv) any agreement, contract, commitment or arrangement relating to capital expenditures with respect to the Company and involving future payments which exceed $50,000 in any 12-month period; (v) any agreement, contract, commitment or arrangement relating to the acquisition of assets or any capital stock of any business enterprise;
(vi) any real property lease; (vii) any contract, commitment, agreement or arrangement which requires payments in excess of $50,000 in any 12-month period, to the extent such contract, commitment, agreement or arrangement is not terminable within 30 days without payment of premium or penalty; and (viii) any contract, commitment, agreement or arrangement with any director, stockholder or affiliate of the Company. Each Contract is in full force and effect, and is a legal, valid and binding obligation of the Company and, to the best knowledge of the Sellers and the Senior Managers, each of the other parties thereto, enforceable in accordance with its terms, except that (x) enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. No condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by the Company or, to the best knowledge of the Sellers and the Senior Managers, any other party thereto under, or result in a right in termination of, any Contract, by any other party thereto. To the best knowledge of the Sellers and the Senior Managers, no party to any Contract intends (x) to terminate such Contract or materially amend the terms thereof, (y) to refuse to renew such Contract upon expiration thereof or (z) to renew such Contract upon expiration thereof on terms and conditions which are materially more onerous to the Company than those pertaining to such existing Contract.

                    2.17 ENVIRONMENTAL MATTERS. Except as set forth in Section
2.17 of the Disclosure Schedule, (i) the Company has not, as of the date hereof, received any notice alleging the material violation of, or any material actual or potential liability relating to, any applicable Federal, state or local statutes, laws, regulations, rules, decrees, orders, judgments, ordinances, or common law related to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-To-Know Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Water Pollution Control Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, and the Occupational Safety and Health Act, each as amended and supplemented, and any regulations promulgated pursuant to such laws, and any similar state or local statutes or regulations ("ENVIRONMENTAL LAWS"), which violation has not been resolved and, to the best knowledge of the Sellers and the Senior Managers, no such notice is threatened or otherwise expected, (ii) the Company is and has been in material compliance with all applicable Environmental Laws and, to the best knowledge of the Sellers and the Senior Managers, there is no condition that could prevent or materially interfere with such compliance in the future,
(iii) the Company has obtained and is and has been in material compliance with all required governmental environmental permits, registrations and authorizations with respect to the business of the Company as currently conducted, (iv) no hazardous waste, substance, material, or chemical, including, without limitation, petroleum and petroleum products, asbestos and any other material regulated under, or that can result in liability under, applicable Environmental Laws ("HAZARDOUS MATERIALS"), has been transported, stored, treated or disposed of by the Company on the real estate owned, operated or otherwise used by the Company or at any other location, except as would not result in material liability under any applicable Environmental Laws, (v) the Company has not assumed, contractually or by operation of law, any liabilities, potential liabilities or obligations of any other person or entity under any applicable Environmental Laws, (vi) the Company has not entered into, agreed to, or is subject to any judgment, decree, order or other similar requirement of any governmental authority under any Environmental Laws, (vii) there are no (w) underground or aboveground storage tanks, (x) surface impoundments, (y) landfills or (z) sewer or septic systems currently or formerly present at or about any of the properties or facilities currently or, to the best knowledge of the Sellers and the Senior Managers, formerly owned, operated or otherwise used by the Company that could result in material liability to the Company under any applicable Environmental Laws, and (viii) there are no actions, activities, events, conditions or circumstances occurring or, to the best knowledge of the Sellers and the Senior Managers, existing during the time of the Company's operations and ownership of its properties or, to the best knowledge of the Sellers and the Senior Managers, prior to such time, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials, that could result in any material liability or obligation of the Company under or relating to any Environmental Laws.

                    2.18 INSURANCE. Section 2.18 of the Disclosure Schedule lists all insurance policies of the Company covering the assets, employees and operations of the Company as of the date hereof. All such policies are in full force and effect, all premiums due thereon have been paid by the Company and the Company has complied in all material respects with the provisions of such policies and has not received any notice from any of its insurance brokers or carriers that such broker or carrier will not be willing or able to renew their existing coverage.

                    2.19 TRANSACTIONS WITH AFFILIATES. Except as disclosed in
Section 2.19 of the Disclosure Schedule, there are no Contracts, agreements or arrangements between the Company and any Seller (or any affiliate of a Seller).

                    2.20 MATERIAL CUSTOMERS AND SUPPLIERS. Section 2.20 of the Disclosure Schedule sets forth the names of the ten suppliers of the Company whom the Company paid the greatest sum of money in respect of products and materials sold to the Company and the ten customers of the Company from whom the Company received the greatest sum of money in respect of products or services provided by the Company between January 1, 1996 and April 30, 1997.

                    2.21 REAL PROPERTY. (a) The Company does not own any real property. The leases listed in Section 2.16 of the Disclosure Schedule constitute all the real property leases which are used in the conduct of the business of the Company as it is presently being conducted and/or to which the Company is a party (the "LEASES", and such property, "LEASED PROPERTY"). To the best knowledge of the Sellers and the Senior Managers, all of the Leased Property conforms in all material respects to all zoning laws, ordinances and regulations. The Leased Property are all of the real property which is used for the conduct of the business of the Company as it is presently conducted.

                    (b) Since December 31, 1996, the Company has not sold, assigned, transferred or otherwise disposed of, or granted any security interest in or lien on, any Lease. With respect to each Lease, (i) all accrued and payable rents required by each Lease to be paid by the Company have been paid or adequate provision for such payment has been made, and (ii) no written notice of default or termination has been given or received by the Company, and, to the best knowledge of the Sellers and the Senior Managers, no material event of default has occurred, no condition exists and no event has occurred that, with the giving of notice or the lapse of time, would become a material default or permit early termination, under the Lease. Except as set forth in Section 2.21 of the Disclosure Schedule, no third-party consent or approval under any Lease is required for the consummation of the transactions contemplated herein.

                    2.22 INVESTMENT COMPANY ACT STATUS. The Company is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940.

                    2.23 PRODUCT LIABILITY. Except as set forth in Section 2.23 of the Disclosure Schedule, the Company has not received written notice of any claim or threatened claim against the Company for product liability, nor, to the best knowledge of the Sellers and the Senior Managers, has the Company received oral notice of any claim or threatened claim against the Company for product liability.

                    2.24 BOOKS AND RECORDS. The financial books and records pertaining to the business of the Company are complete and correct in all material respects, have been maintained in accordance with good business practice, and reflect the basis for the financial condition and results of operations of the Company set forth in the financial statements referred to in
Section 2.5 hereto.

                    2.25 NO BROKERS' OR OTHER FEES. No broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Sellers or the Company.

                                     ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  The Buyer hereby represents and warrants to the Sellers as follows:

                    3.1 ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

                    3.2 AUTHORIZATION ETC. The Buyer has full corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby to be carried out by it. The execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly approved and authorized by all necessary corporate action on the part of the Buyer, and no other proceedings on the part of the Buyer are necessary to approve and authorize the execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby. This Agreement has been duly and validly executed by the Buyer and, assuming this Agreement constitutes the legal, valid and binding agreement of the other parties hereto, constitutes a legal, valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except that (i) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                    3.3 NO APPROVALS OR CONFLICTS. Except as set forth in
Section 3.3 of the Disclosure Schedule, the execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby to be consummated by it will not (i) violate, conflict with or result in a breach by the Buyer of any provision of the Certificate of Incorporation or By-laws of the Buyer, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default by the Buyer (or an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Buyer's properties under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which the Buyer or any of its properties may be bound, (iii) violate or result in a breach of any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the Buyer or any of its properties, or (iv) except for applicable requirements of the HSR Act, require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any governmental or regulatory authority, excluding from the foregoing clauses (ii) and (iii) above, such violations, conflicts and breaches which, individually or in the aggregate, would not reasonably be likely to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby to be consummated by it or cause the Buyer to suffer a loss or pay a claim in excess of $50,000.

                    3.4 FINANCING. The Buyer has obtained written commitments to provide the financing required to pay the cash Purchase Price and all contemplated fees and expenses of the Buyer related to the transactions contemplated hereby. The Buyer has provided the Sellers' Representative with true and complete copies of such written commitments.

                    3.5 NO BROKERS' OR OTHER FEES. No broker, finder or investment banker (other than Vestar Capital Partners) is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

                                     ARTICLE IV

                       CONDITIONS TO SELLERS' OBLIGATIONS

                  The obligations of the Sellers to effect the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless validly waived in writing by the Sellers' Representative.

                    4.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Buyer in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on such date, except that any representations and warranties that are made as of a specified date shall be true as of such date.

                    4.2 PERFORMANCE. The Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be so performed or complied with by it prior to the Closing.

                    4.3 OFFICER'S CERTIFICATE. The Buyer shall have delivered to the Sellers a certificate, dated as of the Closing Date and executed by the President or a Senior Vice President of the Buyer, certifying to the fulfillment of the conditions specified in Sections 4.1 and 4.2 hereof.

                    4.4 HSR ACT. All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

                    4.5 INJUNCTIONS. On the Closing Date there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a United States federal or state court or governmental authority of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein.

                    4.6 CONSENTS. All orders, consents, approvals, permits, authorizations, notices, declarations, filings, applications, qualifications and registrations identified in Section 3.3 of the Disclosure Schedule and necessary to effect the Closing shall have been obtained.

                    4.7 EMPLOYMENT/NONCOMPETITION, OPTION AND STAY-PAY AGREEMENTS. Russell- Stanley Holdings, Inc. shall have executed and delivered to Mark E. Daniels (a) the Employment/Noncompetition Agreement in substantially the form of Exhibit 4.7(a) hereto, (b) the Option Agreement in substantially the form of Exhibit 4.7(b) hereto and (c) the Stay-Pay Agreement in substantially the form of Exhibit 4.7(c) hereto.

                    4.8 EQUITY AGREEMENTS. Russell-Stanley Holdings, Inc. shall have executed and delivered to Mark E. Daniels the CMS Management Investors' Agreement, the Registration Rights Agreement, the Amended and Restated Stockholders Transfer Rights Agreement and the Amended and Restated Voting Agreement in substantially the forms of Exhibits 4.8(a), 4.8(b), 4.8(c) and 4.8(d) hereto.

                                     ARTICLE V

                        CONDITIONS TO BUYER'S OBLIGATION

                  The obligation of the Buyer to effect the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless validly waived in writing by the Buyer.

                    5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Sellers in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on such date, except that any representations and warranties that are made as of a specified date shall be true as of such date.

                    5.2 PERFORMANCE. The Sellers shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be so performed or complied with by the Sellers prior to the Closing.

                    5.3 OFFICER'S CERTIFICATE. The Sellers shall have delivered to the Buyer a certificate, dated as of the Closing Date and executed by the President of the Company and by the Sellers' Representative, certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2 hereof.

                    5.4 RESIGNATION OF DIRECTORS. The Sellers shall have delivered to the Buyer the written resignations of all directors of the Company other than Mark E. Daniels, effective as of the Closing Date.

                    5.5 HSR ACT. All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

                    5.6 INJUNCTIONS. On the Closing Date there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a United States federal or state court or governmental authority of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein.

                    5.7 CONSENTS. All orders, consents, approvals, permits, authorizations, notices, declarations, filings, applications, qualifications and registrations identified in Section 2.7 of the Disclosure Schedule and necessary to effect the Closing or continue the business of the Company after the Closing shall have been obtained.

                    5.8 AFFILIATE AGREEMENTS. The Buyer shall have received evidence satisfactory to it that all agreements between the Company, on the one hand, and the affiliates of the Company, on the other hand, have been terminated without any penalty to the Company.

                    5.9 EXISTING INDEBTEDNESS. CFB, each Former Stockholder and any other holder of any outstanding indebtedness for borrowed money of the Company (or beneficiary of any guarantee made by the Company of the indebtedness of any other person) (except the debt securities and other indebtedness and guarantees expressly set forth in Section 2.2 of the Disclosure Schedule) shall have released and discharged the same and any lien securing the same against payment by or on behalf of the Sellers of the outstanding balance of such indebtedness and any related obligations without premium or penalty, and the Buyer shall have received written evidence satisfactory to it of the foregoing. Leatherwood Walker Todd & Mann, P.C., as agent for Mark E. Daniels, shall confirm in writing to the Buyer the transmission of funds by wire transfer to the accounts of the Former Stockholders of the amounts sufficient to satisfy the indebtedness of Mark E. Daniels to the Former Stockholders.

                    5.10 FINANCING. The Buyer shall have received or otherwise have available, on terms and conditions reasonably satisfactory to the Buyer, financing sufficient to pay the cash Purchase Price and all fees and expenses incurred by the Buyer in connection with the transactions contemplated hereby and to satisfy the ongoing working capital requirements of the Company.

                    5.11 EMPLOYMENT/NONCOMPETITION AND OPTION AGREEMENTS. Mark
E. Daniels and the Company shall have executed and delivered to Russell-Stanley Holdings, Inc. (a) the Employment/Noncompetition Agreement in substantially the form of Exhibit 4.7(a) hereto, (b) the Option Agreement in substantially the form of Exhibit 4.7(b) hereto and (c) the Stay-Pay Agreement in substantially the form of Exhibit 4.7(c) hereto.

                    5.12 EQUITY AGREEMENTS. Mark E. Daniels shall have executed and delivered to Russell-Stanley Holdings, Inc. the CMS Management Investors' Agreement, the Registration Rights Agreement, the Amended and Restated Stockholders Transfer Rights Agreement and the Amended and Restated Voting Agreement in substantially the forms of Exhibits 4.8(a), 4.8(b), 4.8(c) and 4.8(d) hereto.

                    5.13 IRS FORM. The Sellers' Representative shall have delivered to the Buyer an IRS Form 8023 which has been signed by each Seller.

                                     ARTICLE VI

                            COVENANTS AND AGREEMENTS

                    6.1 CONDUCT OF BUSINESS BY COMPANY. The Sellers, jointly and severally, covenant that, except (i) as otherwise expressly contemplated by this Agreement or (ii) as consented to by the Buyer in writing, from and after the date of this Agreement and until the Closing Date the Sellers shall cause the Company to:

                    (a) use all reasonable efforts consistent with good business judgment to (i) preserve intact the present business organization of the Company and pay payables and collect receivables in a manner consistent with past practice and otherwise operate the Company in the ordinary and regular course of business consistent with past practice; (ii) maintain the Company's books and records in accordance with past practices; (iii) keep available the services of the Company's officers and employees; and (iv) maintain satisfactory relationships with licensors, suppliers, creditors, distributors, customers and others having material business relationships with the Company;

                    (b) notify the Buyer of any change in the normal course of business or operations of the Company and of any governmental complaints, investigations or hearings of which the Sellers or the Company are notified (or communications received by the Sellers or the Company indicating that the same may be contemplated), or the institution or settlement of litigation, in each case involving the Company, and to keep the Buyer informed of such events;

                    (c) not (i) cause to be issued or sold any shares of capital stock or debt or equity securities of the Company or issue, grant or enter into any options, warrants, rights, subscription agreements or commitments of any kind with respect thereto; (ii) directly or indirectly cause to be purchased, redeemed or otherwise acquired or disposed of any shares of capital stock of the Company; (iii) declare, set aside or pay any dividend or other distribution, except that the Company may make dividends and other distributions (A) to stockholders of the Company after December 31, 1996 in an aggregate amount not to exceed (1) the sum of (X) $1,173,716 (all cash on hand of the Company as reflected on the 1996 Balance Sheet as of December 31, 1996) and (Y) $355,783 of accounts receivable reflected on the 1996 Balance Sheet collected by the Company on or before January 3, 1997, (2) minus $150,000 and (B) to the extent permitted under Section 6.4(f) of this Agreement; (iv) permit or allow the Company to borrow or agree to borrow any funds or incur, whether directly or by way of guarantee, any obligation for borrowed money, other than in the ordinary course of business and consistent with past practice; (v) subject any of the assets of the Company (real, personal or mixed, tangible or intangible) to any Encumbrance or otherwise permit or allow the sale, lease, transfer or disposition of any assets of the Company (real, personal or mixed, tangible or intangible), other than in the ordinary course of business and consistent with past practice; (vii) assume, guarantee, or otherwise become responsible for the obligations of, or make any loans or advances to, any other individual, firm or corporation; (viii) waive or release any rights of material value, or cancel, compromise, release or assign any material indebtedness owed to it or any material claims held by it;
(ix) except for capital expenditures not to exceed $50,000, make any investment or expenditure of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation; (x) cancel or terminate any insurance policy naming it as a beneficiary or a loss payable payee; (xi) enter into any collective bargaining agreements; (xii) increase the compensation or fringe benefits of any of its officers or, other than in accordance with past practice, effect any material general increase in the compensation or fringe benefits of its employees or pay or agree to pay any pension, retirement allowance, or other benefit not required by any existing employee benefit plan to any such officers or employees, commit itself to any employment agreement or employee benefit plan with or for the benefit of any of its officers or employees or any other person, or alter, amend, terminate in whole or in part, or curtail or permanently discontinue contributions to, any pension plan or any other employee benefit plan; (xiii) amend its certificate of incorporation or by-laws; or (xiv) agree to do any of the foregoing; and

                    (d) comply in all material respects with all applicable laws, including, without limitation, applicable Environmental Laws.

                  6.2 ACCESS TO BOOKS AND RECORDS; COOPERATION.

                    (a) Except as otherwise provided in Section 6.4, the Buyer agrees that from the Closing Date and until the fifth anniversary of the Closing Date, during normal business hours upon reasonable advance notice, it shall permit, at no cost to the Buyer and its affiliates and without disruption of the business of the Buyer and its affiliates, the Sellers and their respective counsel, accountants and other authorized representatives to have access to the officers, directors, employees, accountants and other advisors and agents, properties, books, records and contracts of the Company, and the right to make copies and extracts from such books, records and contracts, in each case to the extent necessary to investigate and defend any threatened or actual litigation and in connection with any Tax matters involving the Company.

                    (b) The Buyer agrees not to, and to cause its subsidiaries not to, destroy at any time any files or records which are subject to Section 6.2(a) without giving written notice to the Sellers' Representative, and giving the Sellers' Representative 30 days following receipt of such notice to request in writing that all or a portion of the records intended to be destroyed be delivered to the Sellers' Representative at the Sellers' expense.

                    (c) During the period commencing on the date hereof and ending on the Closing Date, the Company will, and the Sellers will cause the Company to, afford to the Buyer and its counsel, accountants and other authorized representatives access at all reasonable times upon reasonable advance notice to the officers, directors, employees, accountants and other advisors and agents, properties, books, records and contracts, of the Company, and the right to make copies and extracts from such books, records and contracts, and to furnish the Buyer with all financial, operating and other data and information concerning the Company as Buyer and its advisors may reasonably request.

                    (d) During the period commencing on the date hereof and ending on the Closing Date, the Buyer will afford to the Company and its counsel, accountants and other authorized representatives access at all reasonable times upon reasonable advance notice to the officers, directors, employees, accountants and other advisors and agents, books, records and contracts of the Buyer, and the right to make copies and extracts from such books, records and contracts, and to furnish the Company with all financial, operating and other data and information concerning the Buyer as the Company may reasonably request.

                    6.3 FILINGS AND CONSENTS. Each of the Sellers and the Company, on the one hand, and the Buyer, on the other hand, shall use all reasonable efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registration or filing with, any governmental agency or body or other third party required in connection with the execution, delivery or performance of this Agreement. The parties agree to cause to be made all appropriate filings under the HSR Act within three business days of the date of this Agreement and to diligently pursue early termination of the waiting period under such act.

                    6.4 TAX MATTERS.

                    (a) CODE SECTION 338(H) (10) ELECTION. Buyer shall notify the Sellers' Representative in writing (the "338(h)(10) Notification"), on or prior to the 120th day following the Closing, of its intention to make an election under Sections 338(g) and 338(h)(10) of the Code, with respect to the Company and Buyer shall attach a copy of the Allocation (as defined in (b) below) to the 338(h)(10) Notification. The Sellers' Representative shall determine, or shall cause to be determined, the Tax Election Amount (as defined in 6.4(c) below) for each Seller within 30 days of its receipt of the 338(h)(10) Notification. After the Tax Election Amount has been finally agreed, or determined, in accordance with Section 6.4(d) below, Buyer shall have 30 days from the date of such determination to notify the Sellers' Representative as to whether it will make the Code Section 338(h)(10) Election described herein. If Buyer notifies the Sellers' Representative that it will make the Code Section 338(h)(10) Election, Buyer shall file the IRS Form , which has been signed by each Seller and provided to Buyer pursuant to Section 5.16 of this Agreement, with the Internal Revenue Service and each Seller hereby agrees that such Seller shall join with Buyer in timely making a joint Code Section 338(h)(10) election and any similar election as may be available under applicable state or local law (collectively, the "CODE SECTION 338(H)(10) ELECTION") and that each Seller shall take all steps necessary to effectuate the same.

                    (b) DETERMINATION AND ALLOCATION OF THE MODIFIED AGGREGATE DEEMED SALE PRICE. If a Code Section 338(h)(10) Election is made, the "modified aggregate deemed sale price" ("MADSP") shall be determined and allocated in accordance with Section 338 of the Code and the applicable treasury regulations promulgated thereunder. For purposes of making the Code Section 338(h)(10) Election, the Buyer shall determine the value of the Company's tangible and intangible assets and shall provide the Sellers' Representative with a copy of the Buyer's allocation of its "adjusted grossed-up basis" (within the meaning of the treasury regulations promulgated under Section 338 of the Code) to such assets (the "ALLOCATION"). The Allocation shall be binding upon the Sellers and the Buyer for purposes of allocating the MADSP among such assets, and none of the parties hereto shall file, or cause to be filed, any Tax Return, or take a position with any Tax Authority, that is inconsistent with the Allocation.

                    (c) The Buyer shall pay to each Seller as additional Purchase Price such amount (the "TAX ELECTION AMOUNT"), if any, as shall equal the excess of (A) the amount of federal, state and local income and franchise taxes actually incurred by such Seller as a result of the deemed sale of the assets of the Company pursuant to the Code Section 338(h)(10) Election, including any additional amount of Purchase Price that may be payable by the Buyer under this subsection 6.4(c) (the "ACTUAL SECTION 338(H)(10) TAX LIABILITY"), over (B) the amount of federal, state and local income and franchise taxes that would have been incurred by such Seller solely as a result of a transaction in which the Shares actually being sold by such Seller were sold without making a Section 338(h)(10) Election; PROVIDED, HOWEVER, that the calculation of the Tax Election Amount shall not take into consideration any Taxes imposed on a Seller as a result of such Seller not being eligible for installment sale treatment under Section 453 of the Code (or similar state, local or foreign provisions) or any Taxes imposed by any jurisdiction other than the United States, South Carolina and New Jersey.

                    (d) The Tax Election Amount shall be determined by the Sellers and an accounting firm selected by the Sellers' Representative, PROVIDED, HOWEVER, that the Tax Election Amount shall be subject to the right of review by the Buyer and its accounting firm. The Sellers' Representative shall provide to the Buyer no later than the 25th day following the effective date of the Buyer's initial request the calculation of the Tax Election Amount. In the event the Buyer or its accounting firm disagrees with such calculation, the Buyer shall give the Sellers' Representative written notice thereof within 15 days of the date the Sellers' Representative provided such calculation. The Buyer shall pay to each Seller the portion of the Tax Election Amount that the Buyer does not dispute (the "UNDISPUTED AMOUNT") at least three days prior to the due date of such Seller's tax return for the federal income tax period that includes the Closing Date. If the Sellers and the Buyer are unable to settle or compromise such dispute within fifteen days after the Buyer's notice of disagreement, Sellers' and Buyer's accounting firms shall jointly select a third independent "Big Six" accounting firm to determine the Tax Election Amount and the determination of such third firm shall be final. In the event it is determined that the Buyer owes any Seller any portion of the Disputed Amount, the Buyer shall bear the portion of the costs of the third accounting firm determined by multiplying such costs by a fraction, the numerator of which is the additional amount that such third accounting firm determines that the Buyer owes such Seller (or Sellers) and the denominator of which is the Disputed Amount, and the Buyer shall pay to such Seller (or Sellers) any such additional amount plus interest thereon at the "overpayment rate" as defined in Section 6621(a) of the Code from the due date of such Seller's return to the date of payment. The relevant Seller (or Sellers) shall bear all costs of the third accounting firm that are not paid by the Buyer pursuant to the preceding sentence.

                    (e) SELLERS' INDEMNITY FOR TAXES. From and after the Closing Date, each Seller shall jointly and severally indemnify and hold harmless the Buyer Indemnified Persons (as defined in Section 8.1(a)) against the following Taxes and, against any loss, damage, liability or expense, including, but not limited to, reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes: (i) Taxes imposed on the Sellers or the Company with respect to taxable years or periods ending on or before the Closing Date; (ii) with respect to taxable years or periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Sellers or the Company which are allocable, pursuant to
Section 6.4(f) below, to the portion of such taxable year or period ending on the Closing Date (an "INTERIM PERIOD") (Interim Periods and any taxable years or periods that end on or prior to the Closing Date being referred to collectively hereinafter as "PRE-CLOSING PERIODS"); (iii) Taxes imposed on any member of any affiliated group (other than the Company) with which the Sellers or the Company files or has filed a Tax Return on a consolidated, combined or unitary basis for a taxable year or period ending on or before the Closing Date;
(iv) Taxes required to be paid or reimbursed by the Sellers under Section 6.4(i) or Section 6.4(j) hereof (to the extent such Taxes have not been paid by the Sellers); (v) Taxes or additional Taxes imposed on any Buyer Indemnified Person as a result of a breach of the representations and warranties set forth in
Section 2.12 of this Agreement or of the covenants contained in this Section 6.4; (vi) Taxes or other payments required to be made after the date hereof by the Company to any party under any Tax sharing, indemnity or allocation agreement (whether or not written); or (vii) any United States federal, state or local income or franchise taxes imposed on the Company under Section 1374(a) of the Code (or any similar state or local income or franchise tax provision) as a result of making the Code Section 338(h)(10) Election.

                    (f) COMPANY LIABILITY FOR TAXABLE PERIODS COMMENCING AFTER CLOSING DATE; DISTRIBUTION IN RESPECT OF PRE-CLOSING PERIOD TAXES. The Company shall be liable for, and shall indemnify and hold the Sellers and any of their affiliates harmless against each of the following: (i) any and all Taxes of, or payable by, the Company for any taxable year or taxable period commencing after the Closing Date, (ii) any Taxes relating to operations, acts or omissions of the Company or any of its affiliates that occur after the Closing and (iii) any costs or expenses attributable to any item in clauses (i) or (ii) above. The Company shall make a distribution to each Seller on or prior to the Closing Date in an amount equal to the aggregate amount of the United States federal, state and local income taxes that will be imposed on such Seller with respect to the taxable income of the Company allocated to such Seller for the period beginning after December 31, 1996 through the Closing Date. The amount of such taxes, if any (and, therefore, the amount of such distribution), shall be determined by the Sellers and an accounting firm selected by the Sellers' Representative at least 15 days prior to the Closing Date; PROVIDED, HOWEVER, that such determination shall be subject to the right of review by the Buyer and its accounting firm.

                    (g) APPORTIONMENT OF TAXES. In order to apportion appropriately any Taxes relating to any taxable year or period that includes an Interim Period, the parties hereto shall, to the extent permitted under applicable law, elect with the relevant Tax Authority to treat for all purposes, the Closing Date as the last day of the taxable year or period of the Company, and such Interim Period shall be treated as a short taxable year and a Pre-Closing Period for purposes of this Section 6.4. In any case where applicable law does not permit the Company to treat the Closing Date as the last day of the taxable year or period of the Company with respect to Taxes that are payable with respect to an Interim Period, the portion of any such Tax that is allocable to the portion of the Interim Period ending on the Closing Date shall be:

                    (x) in the case of Taxes that are either (1) based upon or related to income or receipts, or (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, which are covered under Section 6.4(j)), deemed equal to the amount which would be payable if the taxable year or period ended on the Closing Date (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account, if appropriate, for an equitable sharing of such Taxes); and

                    (y) in the case of Taxes not described in subparagraph (x) above that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Interim Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant period.

                    (h) TERMINATION OF THE COMPANY'S S CORPORATION STATUS AND TAXABLE YEAR. The transactions contemplated by this Agreement will cause the Company to terminate its status as an S corporation, effective as of the Closing Date. Pursuant to section 1362(e)(1) of the Code, the Company shall have two short taxable years for United States federal income tax purposes for the year that includes the Closing Date, an "S short year" beginning January 1 of such year and ending on the day before the Closing Date and a "C short year" beginning on the Closing Date and ending on the next succeeding close of the Buyer's consolidated return taxable year. The Sellers shall cause the Company to elect and shall consent, pursuant to section 1362(e)(3) of the Code, to allocate Tax items to the Company's S short year and C short year pursuant to normal Tax accounting rules (i.e., the "closing of the books method"). The allocation of such items shall be done on a basis consistent with the Company's past accounting practice and in a manner satisfactory to the Buyer.

                    (i) PREPARATION OF TAX RETURNS. The Sellers' Representative shall prepare and file or otherwise furnish to the appropriate party (or cause to be prepared and filed or so furnished) in a timely manner the United States federal income tax return of the Company for the Company's S short year. In addition, the Sellers' Representative shall prepare and file, or cause to be prepared and filed, any and all other Tax Returns required to be filed by the Company (after giving effect to any valid extensions of the due date for filing any such Tax Returns) on or prior to the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the prior Tax Returns of the Company, unless otherwise required under applicable law. The Sellers shall timely pay (or cause to be timely paid) all Taxes shown as due and owing on all such Tax Returns. The Buyer shall prepare and file, or cause to be prepared and filed any and all other Tax Returns required to be filed by the Company. Subject to its right to indemnification under this Section 6.4, the Buyer shall pay (or cause to be paid) all Taxes shown as due and owing on all such Tax Returns. The Sellers, the Company and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. The Buyer and the Sellers recognize that the Sellers and Sellers' agents and other representatives will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, each of the Buyer and the Company agrees (i) to use all reasonable efforts to properly retain and maintain such records until such time as the Sellers' Representative agrees that such retention and maintenance is no longer necessary (but in no event longer than six years after the Closing Date) and (ii) to allow the Sellers and Sellers' agents and other representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as the Sellers, their agents and other representatives may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the Sellers' expense.

                    (j) TRANSFER AND CONVEYANCE TAXES. The Sellers shall be liable for and shall pay all applicable sales, transfer, recording, deed, stamp and other similar taxes, including, without limitation, any real property transfer or gains taxes (if any), resulting from the consummation of the transactions contemplated by this Agreement.

                    (k) CONTESTS. The Buyer shall promptly notify the Sellers' Representative in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding involving the Company which, if determined adversely to the taxpayer, would be grounds for indemnification under this Section 6.4; PROVIDED, HOWEVER, that a failure to give such notice will not affect the Buyer's right to indemnification hereunder, except to the extent, if any, that, but for such failure, the Sellers' Representative could have avoided the Tax liability in question. In the case of an audit or administrative or judicial proceeding that relates to any Pre-Closing Period, PROVIDED that within 30 days after the Sellers' Representative receives the written notice from the Buyer required under this
Section 6.4(k) and prior to taking any action with respect to such audit or administrative or judicial proceeding, the Sellers' Representative acknowledges in writing the Sellers' liability under this Section 6.4 to hold the Buyer and the Company harmless against the full amount of any adjustment which may be made as a result of such audit or proceeding, the Sellers' Representative shall have the right at his, her or its own expense to control the conduct of such audit or proceeding; PROVIDED, HOWEVER, that the Sellers' Representative shall not settle or otherwise compromise any issue or matter without the Buyer's prior written consent if such issue or matter will have a material affect on the Tax liability of the Buyer or the Company for a post-Closing taxable year or period (or for an Interim Period). The Buyer also may participate in any such audit or proceeding at its own expense and, if the Sellers' Representative does not assume the defense of any such audit or proceeding, the Buyer may, without any effect to its or the Company's right to indemnification under this Section 6.4, defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding. Except as provided otherwise in this Section 6.4(k), the Buyer shall control at its own expense any and all audit, administrative and judicial proceedings related to the Company or the Company's Taxes.

                    (l) TIME OF PAYMENT. Payment of any amounts due under this
Section 6.4 in respect of Taxes shall be made by the Sellers at least three business days before the due date of the applicable estimated or final Tax Return required to be filed by the Buyer on which is required to be reported income for an Interim Period for which the Sellers are responsible under Sections 6.4(i) or (j) of this Agreement without regard to whether the Tax Return shows overall net income or loss for such period, or, with respect to indemnity payments due under Section 6.4(e) of this Agreement, within three business days following a settlement or compromise of an assessment of a Tax by a Tax Authority or a "determination" as defined in Section 1313(a) of the Code. If liability under this Section 6.4 is in respect of costs or expenses other than Taxes, payment by the Sellers of any amounts due under this Section 6.4 shall be made within five business days after the date that the Sellers' Representative has been notified by the Buyer that the Sellers have a liability for a determinable amount under this Section 6.4 and is provided with calculations or other materials supporting such liability.

                    (m) TERMINATION OF SELLERS' INDEMNITY OBLIGATIONS FOR TAXES. Notwithstanding any provision herein to the contrary, the obligations of the Sellers to indemnify and hold harmless the Buyer and the Company pursuant to this Section 6.4 shall terminate at the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

                    (n) TAX ELECTIONS. From and after the date hereof, the Sellers shall not, without the prior written consent of the Buyer (which may not unreasonably withhold such consent), make or revoke, or cause or permit to be made or revoked, any Tax election, or adopt or change any method of accounting, that would adversely affect the Company.

                    (o) TAX SHARING AGREEMENTS. As of the Closing Date, any and all Tax sharing, indemnity or allocation agreements shall terminate as between the Company on the one hand, and the Sellers and/or any affiliate of the Sellers, on the other hand, and, after the date hereof, no Taxes or other amounts shall be paid or reimbursed by the Company under any such agreement, regardless of the taxable year or period for which such Taxes are imposed, and the provisions of this Section 6.4 shall govern thereafter.

                    (p) RESOLUTION OF DISAGREEMENTS. If the Sellers and the Buyer disagree as to the amount for which the Buyer or the Company and the Sellers are liable under this Section 6.4, the Sellers' Representative and the Buyer shall promptly consult with each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within 30 days of the date of consultation, such dispute shall be submitted to a big-six accounting firm which is mutually acceptable to the Buyer and the Sellers's Representative to act as an arbitrator to resolve all points of disagreement concerning Tax accounting matters with respect to this Agreement.

                    6.5 WARN ACT. The Buyer and the Sellers and the Company agree that for purposes of the WARN Act, the Closing Date shall be the "effective date" as such term is used in the WARN Act. The Buyer acknowledges and represents that it has no present intent to engage in or permit a "mass layoff" or "plant closing" with respect to the Company as defined in the WARN Act. The Buyer agrees that from and after the Closing Date the Company shall be responsible for any notification required under the WARN Act with respect to the Company. The Sellers and the Company agree that between the date hereof and the Closing Date, they will not effect or permit a "plant closing" or "mass layoff" as these terms are defined in the WARN Act with respect to the Company without notifying the Buyer in advance and without complying with the notice requirements and all other provisions of the WARN Act.

                    6.6 NO NEGOTIATION. Neither the Company nor any of the Sellers will, directly or indirectly, through any director, employee, representative, affiliate or agent of the Sellers or the Company, or otherwise
(i) solicit, initiate, encourage or assist in the submission of any inquiries, proposals or offers from any corporation, partnership, person or other entity or group relating to any acquisition or purchase of any assets of, or any equity interest in, the Company or any form of recapitalization transaction, merger, consolidation, business combination, spin-off, liquidation or similar transaction involving, directly or indirectly, the Company (each an "ACQUISITION PROPOSAL"), (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish to any person or entity any information concerning the Company or any Acquisition Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to make or enter into an Acquisition Proposal. The Sellers agree not to pledge, encumber or dispose of the Shares or any other securities of the Company beneficially owned by them prior to the Closing. If the Company or any Seller receives any inquiry, proposal or offer to enter into any transaction of any type referred to above, such party agrees to inform the Buyer promptly of the terms thereof and the identity of the party making such inquiry, proposal or offer.

                    6.7 COVENANT TO SATISFY CONDITIONS. Each party hereto agrees to use all reasonable efforts to insure that the conditions set forth in Article IV and Article V hereof are satisfied, insofar as such matters are within the control of such party.

                                   ARTICLE VII

                                   TERMINATION

                    7.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

                    (a) by the mutual consent of the Sellers' Representative and the Buyer;

                    (b) by the Buyer if the Closing has not occurred on or before July 31, 1997, unless the failure of such consummation shall be due to the failure of the Buyer to comply in all material respects with the representations, warranties, agreements and covenants contained herein to be performed by the Buyer on or before July 31, 1997;

                    (c) by the Sellers' Representative if the Closing has not occurred on or before July 31, 1997, unless the failure of such consummation shall be due to the failure of the Sellers to comply in all material respects with the representations, warranties, agreements and covenants contained herein to be performed by the Sellers on or before July 31, 1997; or

                    (d)by either the Sellers' Representative or the Buyer if any court or governmental authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable.

                    7.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby by the Sellers' Representative or the Buyer pursuant to
Section 7.1 hereof, written notice thereof shall forthwith be given to the other parties. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as provided herein, no party to this Agreement will have any liability under this Agreement to any other except (i) that nothing herein shall relieve any party from any liability for any breach of any of the representations, warranties, covenants and agreements set forth in this Agreement and (ii) as contemplated by Section 9.1.

                                   ARTICLE VII

                                 INDEMNIFICATION

                    8.1 INDEMNIFICATION.(a) INDEMNIFICATION BY SELLERS. Subject to the limits set forth in this Section 8.1, the Sellers agree, jointly and severally, to indemnify, defend and hold the Buyer and its affiliates (including, after the Closing Date, the Company) and their respective officers, directors, partners, stockholders, employees, agents and representatives (the "BUYER INDEMNIFIED PERSONS") harmless from and in respect of any and all losses, damages, costs and reasonable expenses (including, without limitation, reasonable fees and expenses of counsel) (collectively, "LOSSES"), that they may incur arising: (i) out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of the Sellers contained in this Agreement or the Disclosure Schedule; (ii) under any Environmental Laws regarding conditions or events existing or occurring on or prior to the Closing Date; or (iii) under the WARN Act for "plant closings" or "mass layoffs" which occur or have occurred on or prior to the Closing Date with respect to the Company. Anything to the contrary contained herein notwithstanding, (x) none of the Buyer Indemnified Persons shall be entitled to recover from the Sellers for any claims for indemnity with respect to any inaccuracy or breach of any representations or warranties (other than recovery for claims predicated upon the inaccuracy or breach of Sections 2.2, 2.3, 2.4, 2.7(b), 2.19 and 2.25 and the first sentence of Section 2.1), unless and until the total of all such claims in respect of Losses pursuant to Section 8.1(a)(i) and (ii) exceeds $250,000 (the "DEDUCTIBLE") and then only for the amount by which such claims exceed such amount, (y) the Buyer Indemnified Parties shall not be entitled to recover more than an aggregate of $2,500,000 from the Sellers for any claims for indemnity with respect to inaccuracies or breaches of representations or warranties (other than recovery for claims predicated upon the inaccuracy or breach of Sections 2.2, 2.3, 2.4, 2.7(b), 2.17, 2.19 and 2.25 and the first sentence of Section 2.1) and (z) the Buyer Indemnified Parties shall not be entitled to recover more than an aggregate of $1,500,000 from the Sellers for any claims for indemnity under Section 8.1(a)(ii) or with respect to inaccuracies or breaches of Section 2.17 (collectively, "INDEMNIFIABLE ENVIRONMENTAL LOSSES") provided that (A) the Sellers shall be solely responsible for the first $1,000,000 of Indemnifiable Environmental Losses in excess of the unused Deductible, (B) the Sellers, on the one hand, and the Buyer, on the other hand, shall share responsibility on a 50-50 basis for the next $1,000,000 of Indemnifiable Environmental Losses and (C) the Buyer shall be solely responsible for any additional Indemnifiable Environmental Losses.

                    (b) INDEMNIFICATION BY THE COMPANY. Subject to the limits set forth in this Section 8.1, the Buyer and the Company agree that after the Closing the Company shall indemnify, defend and hold the Sellers and their respective agents and representatives (the "SELLER INDEMNIFIED PERSONS") harmless from and in respect of any and all Losses that they may incur arising:
(i) out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of the Buyer contained in this Agreement; (ii) as a result of the conduct of business of the Company after the Closing Date; or (iii) under the WARN Act for "plant closings" or "mass layoffs" which occur after the Closing Date with respect to the Company. Anything to the contrary contained herein notwithstanding, (x) none of the Seller Indemnified Persons shall be entitled to recover from the Company for any claims for indemnity with respect to any inaccuracy or breach of any representations or warranties, unless and until the total of all such claims in respect of Losses pursuant to Section 8.1(b)(i) exceeds $250,000, and then only for the amount by which such claims exceed such amount and (y) the Seller Indemnified Parties shall not be entitled to recover more than an aggregate of $2,500,000 from the Company for any claims for indemnity with respect to inaccuracies or breaches of representations or warranties.

                    (c) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant hereto will survive the Closing Date and will remain in full force and effect thereafter until the 18 month anniversary of the Closing Date, provided that (i) the representations and warranties set forth in Sections 2.2, 2.3, 2.4, 2.7(b), 2.12, 2.19 and 2.25 and the first sentence of
Section 2.1 will survive the Closing Date and will remain in full force and effect until the expiration of the applicable statute of limitations (after giving effect to waiver, mitigation or extension thereof) and (ii) the representations and warranties set forth in Section 2.17 will survive the Closing Date and will remain in full force and effect until the third anniversary of the Closing Date; PROVIDED, FURTHER, that such representations or warranties shall survive (if at all) beyond such period with respect to any inaccuracy therein or breach thereof, written notice of which shall have been duly given within such applicable period in accordance with Section 8.1 (d) hereof.

                    (d) NOTICE AND OPPORTUNITY TO DEFEND. If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 8.1(a) or 8.1(b), the party or parties seeking indemnification shall notify the other party or parties obligated to provide indemnification (the "INDEMNIFYING PARTY") promptly. If such event involves (i) any claim or (ii) the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding; PROVIDED, HOWEVER, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any party seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein or, following the delivery by the Indemnifying Party to the party or parties seeking indemnification of the Indemnifying Party's acknowledgement in writing that the relevant Loss is an indemnified liability hereunder and that the Indemnifying Party, in its good faith judgment, will be able to pay any award of money damages against the indemnified party in connection with such action, to assume the defense thereof, with counsel reasonably satisfactory to such party or parties seeking indemnification and, after notice from the Indemnifying Party to such party or parties seeking indemnification of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the party or parties seeking indemnification hereunder for any legal expenses of other counsel or any other expenses subsequently incurred by such party or parties in connection with the defense thereof. The Indemnifying Party and the party seeking indemnification agree to cooperate fully with each other and their respective counsel in connection with the defense, negotiation or settlement of any such action or asserted liability. The party or parties seeking indemnification shall have the right to participate at their own expense in the defense of such action or asserted liability. If the Indemnifying Party assumes the defense of an action (a) no settlement or compromise thereof may be effected (i) by the Indemnifying Party without the written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any person by any indemnified party and no adverse effect on any other claims that may be made against any indemnified party and (y) all relief provided is paid or satisfied in full by the Indemnifying Party or (ii) by the indemnified party without the consent of the Indemnifying Party and (b) the indemnified party may subsequently assume the defense of such action if a court of competent jurisdiction determines that the Indemnifying Party is not vigorously defending such action. In no event shall an Indemnifying Party be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). If more than one Seller is an Indemnifying Party with respect to any matter, the Sellers' Representative shall have the authority to exercise all rights of the Indemnifying Party afforded by this
Section 8.1(d).

                    (e) PAYMENT. On each occasion that any indemnified party shall be entitled to indemnification or reimbursement under this Section 8.1, the Indemnifying Party shall, at each such time, promptly pay the amount of such indemnification or reimbursement. If any indemnified party shall be entitled to indemnification under this Section 8.1, the Indemnifying Party shall pay the indemnified party's costs and expenses arising as a result of a proceeding directly relating to an indemnifiable Loss (including, without limitation, any reasonable fees paid to witnesses), periodically as incurred.

                    (f) TAX INDEMNITY. Notwithstanding anything to the contrary in this Section 8.1, indemnification with respect to Taxes shall be governed solely by Section 6.4.

                                   ARTICLE IX

                                  MISCELLANEOUS

                    9.1 FEES AND EXPENSES. Except as otherwise provided in this Agreement, the Sellers shall bear their own expenses and the expenses of their respective affiliates (including the Company) and the Buyer shall bear its own expenses in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement. Each of the Sellers and the Buyer shall bear the fees and expenses of any broker or finder retained by such party or parties and their respective affiliates (including, in the case of the Sellers, the Company) in connection with the transactions contemplated herein.

                    9.2 GOVERNING LAW. This Agreement shall be construed under and governed by the laws of the State of New York applicable to contracts made and to be performed therein.

                    9.3 AMENDMENT. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the Buyer and the Sellers' Representative.

                    9.4 NO ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the Buyer, in the case of assignment by any Seller, and the Sellers' Representative, in the case of any assignment by the Buyer; PROVIDED that the Buyer may assign its rights and interests under this Agreement to any of its Affiliates.

                    9.5 WAIVER. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each party which is entitled to the benefits thereof; PROVIDED, HOWEVER, that the Sellers' Representative is authorized to make any such waiver on behalf of any and all the Sellers. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

                    9.6 NOTICES. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (a) personally delivered, (b) mailed by registered or certified first-class mail, prepaid with return receipt requested, (c) sent by a nationally recognized overnight courier service, to the recipient at the address below indicated or (d) delivered by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof pursuant to clause (a) or (c) above:

                  If to the Buyer:

                           Russell-Stanley Corp.
                           230 Half Mile Road
                           Red Bank, New Jersey 07701
                           Attn:  President
                           (908) 741-4913 (telecopier)
                           (908) 741-6366 (telephone)

                  With copies to:

                           Vestar Capital Partners III, L.P.
                           245 Park Avenue, 41st Floor
                           New York, New York 10167
                           Attn:  Robert L. Rosner
                           (212) 949-6500 (telecopier)
                           (212) 808-4922 (telephone)
                           and

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York 10017
                           Attn: Peter J. Gordon
                           (212) 455-2502 (telecopier)
                           (212) 455-2605 (telephone)

                  If to the Sellers' Representative or any Seller:

                           Container Management Services, Inc.
                           P.O. Box 1148
                           1071 Holland Road
                           Simpsonville, South Carolina 29681
                           Attn:  Mark E. Daniels
                           (864) 987-0075 (telecopier)
                           (864) 987-0777 (telephone)

                  With a copy to:

                           Leatherwood Walker Todd & Mann, P.c.
                           100 East Coffee Street
                           Post Office Box 87
                           Greenville, South Carolina 29602
                           Attn:  Richard Few
                           (864) 421-0477 (telecopier)
                           (864) 242-6440 (telephone)

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

                    Except as otherwise provided herein, any notice under this Agreement will be deemed to have been given (x) on the date such notice is personally delivered or delivered by facsimile, (y) four days after the date of mailing if sent by certified or registered mail or (z) the next succeeding business day after the date such notice is delivered to the overnight courier service if sent by overnight courier; PROVIDED that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next business day.

                    9.7 COMPLETE AGREEMENT. This Agreement, the Confidentiality, Non-Use and Non-Solicitation Agreement, dated March 3, 1997, between the Company and the Buyer (the "CONFIDENTIALITY AGREEMENT") and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                    9.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                    9.9 PUBLICITY. The Sellers' Representative and the Buyer will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall make all reasonable efforts to consult in good faith with the other party or parties before issuing any such publication or press release and shall provide a copy thereof to the other party or parties prior to such issuance.

                    9.10 HEADINGS. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                    9.11 SEVERABILITY. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                    9.12 THIRD PARTIES. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

                    9.13 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. THE PARTIES HERETO HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE AREA ENCOMPASSED BY THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. THE PARTIES HERETO EACH ACCEPT FOR ITSELF AND HIMSELF, AS THE CASE MAY BE, AND IN CONNECTION WITH ITS OR HIS, AS THE CASE MAY BE, RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. THE SELLERS EACH DESIGNATE CT CORPORATION SYSTEM AND SUCH OTHER PERSON AS MAY HEREINAFTER BE SELECTED BY THE SELLERS' REPRESENTATIVE WHO IRREVOCABLY AGREES IN WRITING TO SO SERVE AS

AGENT FOR THE SELLERS TO RECEIVE ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE PARTIES HERETO TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. THE BUYER DESIGNATES ROBERT L. ROSNER AT HIS BUSINESS ADDRESS SET FORTH IN SECTION 9.6 AND SUCH OTHER PERSON AS MAY HEREINAFTER BE SELECTED BY THE BUYER WHO IRREVOCABLY AGREES IN WRITING TO SO SERVE AS AGENT FOR THE BUYER TO RECEIVE ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE PARTIES HERETO TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE PARTIES HERETO, AS PROVIDED HEREIN, EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS.

                    9.14 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE PARTIES HERETO ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS OR HIS, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS OR HIS, AS THE CASE MAY BE, JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

                    9.15 SELLERS' REPRESENTATIVE. Each of the Sellers hereby irrevocably makes, constitutes and appoints Mark E. Daniels as his, her or its attorney-in-fact (the "SELLERS' REPRESENTATIVE") with full power to act in his, her or its place and stead to compromise any claim or take any other action, including, without limitation, pursuant to Section 6.4 or 8.1, with respect to this Agreement. Each of the Sellers hereby agrees and acknowledges that any obligations or liabilities of any Seller under this Agreement shall be joint and several obligations or liabilities of all Sellers.

                    IN WITNESS WHEREOF, each of the Sellers has executed this Agreement, and each of the Company and the Buyer has caused this Agreement to be executed by its duly authorized officer, in each case as of the day and year first above written.


                                                  /s/ MARK E. DANIELS
                                                  ------------------------------
                                                      MARK E. DANIELS


                                                  /s/ ROBERT E. DANIELS
                                                  ------------------------------
                                                      ROBERT E. DANIELS


                                                  MARK E. DANIELS IRREVOCABLE
                                                  FAMILY TRUST


                                                  By: /s/ RICHARD L. FEW, JR.
                                                    ----------------------------
                                                  Name:   Richard L. Few, Jr.
                                                  Title:  Trustee


                                                  R.E. DANIELS IRREVOCABLE
                                                  FAMILY TRUST


                                                  By: /S/ RICHARD L. FEW, JR.
                                                  ------------------------------
                                                  Name:   Richard L. Few, Jr.
                                                  Title:  Trustee

                                                  CONTAINER MANAGEMENT
                                                  SERVICES, INC.


                                                  By:  /S/ MARK E. DANIELS
                                                  ------------------------------
                                                  Name:   Mark E. Daniels
                                                  Title:  President


                                                  RUSSELL-STANLEY CORP.


                                                  By: /S/ ROBERT L. SINGLETON
                                                  ------------------------------
                                                  Name:   Robert L. Singleton
                                                  Title:  President & CEO


CONSENTED TO:


/s/ SARAH D. DANIELS
-------------------------


/s/ MARGARET M. DANIELS
-------------------------